Exhibit 10.8

NuGene International, Inc. (NUGN)

May 26, 2015

Donna Queen

Dear Donna:

On behalf of NuGene International, Inc., I am pleased to invite you to join the Board of Directors of NuGene International, Inc. Our Board and management firmly believes that the future promises to be exciting for NuGene and we feel your experience and leadership in the skincare arena will be invaluable as we grow our company and advance our groundbreaking collection of antiaging products.

The Board of Directors plays a central role in NuGene's success and each Board Member is a business professional who delivers sound business direction, expertise, knowledge, and professional relationships that advance the company's goals and objectives. Additionally, the Board participates in policy development, major decision making and investor relations activities. The Board meets four times a year and on occasion, members of our Board represent NuGene at key fundraising events. The terms of the members of our Company’s Board of Directors are prescribed by our Company’s bylaws and subject to periodic nomination and election by the Company’s shareholders.

In connection with your service, you will be paid an annual director stipend of $30,000. Additionally, you will be issued 100,000 shares of the Company’s common stock that will vest at the rate of 25,000 shares on the third, sixth, ninth and twelve months’ anniversary dates of this agreement.

I am excited about NuGene's future and I look forward to the solid leadership, fresh ideas and other contributions that you will bring to the company.

Very truly yours,

/s/ Ali Kharazi

Ali Kharazmi, CEO

NuGene International, Inc.

Dated: May 26, 2015

Accepted:

/s/ Donna Queen

Donna Queen

Dated: May 26, 2015

17912 Cowan, Suite A, Irvine, California 92614

Phone: (714) 641-2640 | Fax: (714) 641-2646